PARKERVISION CLOSES SALE OF
COMMON STOCK

Jacksonville, Fla., September 19, 2012 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the closing of its previously announced offering of 4,381,761 shares of common stock at a price of $2.30 per share in a registered offering to institutional and other investors. Craig-Hallum Capital Group LLC and Ladenburg Thalmann & Co. Inc. acted as the placement agents in connection with the offering.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 4, 2012. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by calling 612-334-6300, or by emailing robbie.kelley@craig-hallum.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock, nor shall there be any sale of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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